FOR IMMEDIATE RELEASE:

May 16, 2005

AdSouth Partners - ASPR - Announces Financial Results for First Quarter of 2005

AdSouth Partners, Inc.
John P. Acunto, Jr., CEO, 561-750-0410
or
Investor Relations:
Alliance Advisors
Alan Sheinwald, 914-244-0062
www.allianceadvisors.net

AdSouth Partners, Inc. (OTCBB:ASPR):


-- Sales Increase 353% in Q1 of 2005 to $1.7 million versus $375,000 in Q1 of
2004

-- Net Income of $91,000 in Q1 versus a loss of $3.9 million in Q1 of 2004


-- Successful launch of Product Line with $1.3 million in Sales


AdSouth Partners, Inc. (OTC Bulletin Board: ASPR), a rapidly growing, vertically integrated direct response marketing company, today announced financial results for the quarter ended March 31, 2005. The Company's financial results include contributions from the product sales division. The first quarter of last year did not include any product sales activity, as the Company acquired its initial product, the DermaFresh product line in February of last year, and introduced the line to the market in June of last year. As a result, the results of last year's first quarter include only results from the advertising sector. All share information and per share amounts presented in these consolidated financial statements are presented as if the Company's 1-for-15 reverse stock split, which became effective on March 25, 2005, was effective for all periods presented.

Consolidated Results:


Consolidated revenue for the quarter was $1.7 million compared to $375,000 for the first quarter last year. The Company reported consolidated operating income of $176,000 compared to a $3.9 million operating loss last year. The Advertising sector's operating expenses during the first three months of 2004 include $3.7 million of non-cash stock-based compensation expense which resulted from the issuance to the Company's officers and other key employees of common stock pursuant to stock grants, and stock options that were granted to consultants. The net income for the Company was $91,000, or $0.01 per basic and $0.01 per fully diluted share, compared to a net loss of $3.9 million, inclusive of expenses related to stock option grants, or $(0.85) per basic and fully diluted share last year.

Products Sector:


The Company's products sector includes all activities related to the sale of the DermaFresh product line, including the Instant Lip Solution product, which the Company sells pursuant to an exclusive distribution agreement with Simon Cosmetics, and the sale of other products for which the Company has obtained distribution rights. The products sector reported revenue of $1.3 million, and operating income of $305,000. The net income for the products sector was $244,000. Wal-Mart and CVS each accounted for 23% of the $1.3 million in sales. On January 13, 2005, the Company entered into an asset purchase agreement to acquire assets of Miko Brands, LLC. The assets included a line of products consisting of marinade and dressing sauces. These products did not contribute to revenue during the quarter.

"We had a productive and successful quarter for our products segment, as it continued to drive our overall revenue and earnings," commented John Acunto, CEO of ASPR. "We have further diversified our product offerings with the acquisition of the Miko Brands, and the Simon Solutions Lip Solution product continues to be exceptionally well received in the marketplace. We are gaining significant attention as Pamela Anderson continues to endorse this product. We expect product sales to more than double in our current quarter. We expanded our DermaFresh product line to include a total of nine products, including the well-received microdermabrasion kit. During the first three months of 2005, we either acquired or obtained marketing rights to a number of additional products. We also continued to expand the management of our products sector with the hiring of industry veteran Fred Kamis, who is well-known throughout the retail community and brings to AdSouth significant established relationships along with a wealth of knowledge in product merchandising, distribution, and campaign management."

Advertising Sector:


The Company's advertising sector, which consists of the placement of advertising, the production of advertising and creative advertising consulting, reported revenue of $415,000, an increase of 10.6 percent from the $375,000 in advertising revenue reported for the first quarter last year. Total costs and expenses were $544,000 compared to $4.3 million for the first quarter of last year, which included $3.7 million in expenses related to stock option grants. The advertising sector reported a loss from operations of $129,000 compared to a loss from operations of $3.9 million last year. The net loss for the advertising sector was $153,000 compared to a net loss of $3.9 million last year.

Balance Sheet:


On March 14, 2005, the Company's board of directors approved a 1-for-15 share reverse split of the Company's common stock and a proportionate reduction of the authorized shares outstanding. On March 25, 2005, the effective date of the reverse split, the numbers of authorized shares of common stock, par value $0.0001 per share was reduced to 33.3 million.

In February, the Company completed a private placement of its securities pursuant to a subscription agreement with 10 accredited investors. The Company sold the investors $810,100, of ten percent convertible notes due December 2006.

Inclusive of the private placements, the Company completed the quarter with available working capital of approximately $231,000 compared to a working capital deficiency of $916,000 at December 31, 2004. Cash as of the end of the quarter was $94,000, with a current ratio of 1 to 1.

Mr. Acunto concluded, "We have significantly strengthened ASPR in the last year, adding a second, profitable business model to our revenue base, increasing our cash position and transitioning from a working capital deficiency to a positive working capital position while achieving profitability. We have strengthened our management team, acquired and introduced new products, and substantially expanded the exposure of our lead product, Lip Plumper. We recently launched the DermaFresh product division and this division, coupled with the heightened demand for the Simon Solutions product featuring Pamela Anderson, provides management with confidence in our ability to deliver sales and earnings growth going forward."

About AdSouth Partners, Inc.


AdSouth Partners is a vertically integrated direct response marketing company that generates revenues from the placement of advertising, the production of advertisements, creative advertising and public relations consulting services. Since mid 2004, it has expanded its activities as it obtained the rights to products that it markets and sells to retail outlets. AdSouth Partners, through its product division DermaFresh, has previously announced shipments to several of the largest retailers in the country. A complete list is available on our website at www.adsouthinc.com and a preview of the products offered is available at www.dermafresh.com.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the Safe Harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward- looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company's Form 10-KSB filing, its registration statements and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Selected financial information of our operating segments is presented in the following tables.

                                Advertising   Products      Total
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Three Months Ended March 31,
 2005:
 Revenues                       $   415,000  $1,306,000   $ 1,721,000
 Operating income (loss)        $  (129,000) $  305,000   $   176,000
 Net loss                       $  (153,000) $  244,000   $    91,000

Three Months Ended March 31,
 2004:
 Revenues                       $   375,000  $        -   $   375,000
 Operating loss                 $(3,876,000) $        -   $(3,876,000)
 Net loss                       $(3,886,000) $        -   $(3,886,000)



                                                December
                                    March 31,         31,
                                        2005        2004      Change
----------------------------------------------------------------------
Cash                              $    94,000  $  38,000   $   56,000
Certificate of deposit
 (restricted)                         101,000    100,000        1,000
Accounts receivable - net           1,069,000     36,000    1,033,000
Inventory                             643,000    186,000      457,000
Marketable securities                 138,000          -      138,000
Other current assets                  146,000     34,000      112,000
Accounts payable                   (1,268,000)  (475,000)    (793,000)
Accrued salaries and payroll taxes   (271,000)  (261,000)     (10,000)
Current debt                         (204,000)  (354,000)     150,000
Convertible notes (net of debt
 discount)                            (59,000)         -      (59,000)
Other current liabilities            (158,000)  (220,000)      62,000
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Working capital (deficiency)      $   231,000  $(916,000) $1,147,000
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